May 12, 1998


Via Airborne Express
Ms. Cynthia Robbins
40 Forbell Drive
Norwalk, CT  06850

         Re:      Separation and Consulting Agreement

Dear Cindy:

         This letter shall constitute the Separation and Consulting Agreement (the "Agreement") between you and Fine Host Corporation (the "Company"). Upon your execution of this Agreement and failure to revoke within the seven-day period described below, this Agreement shall replace any and all prior employment arrangements you may have had with the Company. The effective date of this Agreement shall be the eighth day following your execution of this Agreement (the "Effective Date") provided you do not revoke this Agreement prior to that date.

         A. In consideration of your execution of this Agreement, on and as of the Effective Date:

         1. The Company agrees to retain you as a consultant to the Company for a term commencing on May 12, 1998 and terminating on January 12, 1999 (the "Consulting Term"). During the Consulting Term, you shall, as and when reasonably requested on reasonable notice by the Chief Financial Officer of the Company or her designee, from time to time, act as a consultant and render assistance and participation, giving at all times the full benefit of your knowledge, expertise and background, in all matters involved in or relating to the business of the Company and its subsidiaries. You shall report directly to the Chief Financial Officer of the Company or her designee. In no event shall you be deemed, or be obligated to perform duties as, a manager or executive of the Company or any of its subsidiaries. You shall not be required to make yourself available at times which would interfere with your other business, employment or professional activities. In consideration of your consulting services hereunder, you shall receive a fee of $8,840.58 per month for each month during the Consulting Term, payable on the 12th day of each month beginning June 12, 1998 and ending on January 12, 1999. You shall be reimbursed for reasonable out-of-pocket expenses incurred by you in connection with consulting services; provided that such expenses shall not exceed $250 without the prior written approval of the Company. Such expenses shall be reimbursed promptly following receipt by the Company of expense reports with accompanying supporting documentation in detail reasonably acceptable to the Company.

         2. During the Consulting Term, you shall continue to receive a monthly car allowance of $550.00 per month in accordance with Fine Host's Automobile Policy.

         B. In consideration of the above-referenced payments and benefits, you agree as follows:

         1. During the Consulting Term, except with the prior written consent of the Company, you will not, directly or indirectly, employ, solicit for employment, or advise or recommend to any other person that they employ or solicit for employment, any person employed at the time by the Company or any of its subsidiaries.

         2. Not later than the Effective Date, you shall execute and deliver to the Company a letter of resignation pursuant to which you shall resign as Vice President and Controller.

         3. It is understood that during the course of your consulting you may be exposed to material and information which is confidential to the Company. All such material and information, whether tangible or intangible, made available, disclosed or otherwise known to you as result of your services under this Agreement or by reason of your prior employment with the Company, shall be considered the sole property of the Company, shall be used by you only for the benefit of the Company during the Consulting Term and shall not be disclosed to others except with the Company's prior written approval. This obligation of confidentiality shall survive the termination of this Agreement. Upon termination of the Consulting Term, you shall promptly return all material, data and documents which you may then have in your possession as a result of your services under this Agreement.

         4. It is understood that your status during the Consulting Term shall be that of independent contractor and not of agent or employee of the Company. In this connection, you will not, except as otherwise expressly set forth in this Agreement, be entitled to any employee benefits from the Company as a result of this Agreement or the services rendered under it.

         5. The Company agrees to continue to indemnify you and to advance payment of attorneys fees and expenses in accordance with its Restated
Certificate of Incorporation and bylaws and the March 12, 1998 Agreement to Repay Amounts Advanced Under Certain Conditions. You agree that the payment of fees shall immediately cease if it shall ultimately be determined that you are not entitled to be indemnified by the Company as authorized in Section 145 of the DGCL.

         6. You hereby waive any and all rights to sue the Company, and any subsidiaries and affiliates, and their past, present and future officers, directors, employees and agents based upon any act or event occurring prior to the Effective Date. Without limitation, you specifically release the Company and any subsidiaries, affiliates and their past, present and future officers, directors, employees and agents from any and all claims based on discrimination under federal anti-discrimination laws such as Title VII of the Civil Rights Act, the Age Discrimination in Employment Act and any and all federal, state and local laws. However, you are not giving up your right to file for unemployment insurance benefits at the appropriate time if you so choose, and your signing of this release will not affect your rights, if any, to coverage by Worker's Compensation insurance.

         7. You have twenty-one (21) days from the date you receive this letter including the release contained herein to consider and sign. If you do not sign and return this Agreement within such twenty-one (21) day period the Company shall construe your action as refusal to sign and will not be entitled to the consideration described above. If you do sign this document it will not be effective for a period of seven (7) days thereafter during which time you can change your mind and revoke your signature. To revoke your signature you must notify the Company in writing within seven (7) days of the date you signed it. If you revoke your signature, you will not be entitled to consideration described above.

         Please acknowledge your understanding of the Agreement described above by signing and dating the statement below.

         MY SIGNATURE ACKNOWLEDGES THAT I HAVE READ THE ABOVE. I UNDERSTAND THAT BY SIGNING I AM ACTING OF MY OWN FREE WILL. I UNDERSTAND THAT IF ANY PROVISION OF THIS AGREEMENT IS FOUND TO BE INVALID OR UNENFORCEABLE IT WILL NOT EFFECT THE VALIDITY OR ENFORCEABILITY OF ANY OTHER PROVISION. I UNDERSTAND THAT THIS
AGREEMENT AND ITS TERMS MODIFIES ANY PRIOR EMPLOYMENT ARRANGEMENTS. I FURTHER AGREE THAT THIS AGREEMENT WILL BE GOVERNED BY THE LAWS OF THE STATE OF CONNECTICUT. THE COMPANY HAS ADVISED ME TO CONSULT WITH AN ATTORNEY AND I HAVE DONE SO PRIOR TO SIGNING THIS AGREEMENT.

                                   Sincerely,




                                   Gerald P. Buccino


Agreed and accepted as of this 12th day in May, 1998:
                               ----

/s/ Cynthia Robbins
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Cynthia Robbins